Exhibit 22.1

Subsidiary Guarantors and Issuers of Guaranteed Securities

Each of the following securities issued by Shell International Finance B.V., a wholly owned subsidiary of Shell plc, is unconditionally and fully guaranteed by Shell plc:

$1,000,000,000	2.500% Guaranteed Notes due 2026
$1,750,000,000	2.875% Guaranteed Notes due 2026
$579,268,000	3.875% Guaranteed Notes due 2028
$424,721,000	2.375% Guaranteed Notes due 2029
$394,609,000	2.750% Guaranteed Notes due 2030
$307,654,000	4.125% Guaranteed Notes due 2035
$686,852,000	6.375% Guaranteed Notes due 2038
$197,892,000	5.500% Guaranteed Notes due 2040
$500,000,000	2.875% Guaranteed Notes due 2041
$500,000,000	3.625% Guaranteed Notes due 2042
$289,719,000	4.550% Guaranteed Notes due 2043
$553,245,000	4.375% Guaranteed Notes due 2045
$245,620,000	3.750% Guaranteed Notes due 2046
$485,916,000	4.000% Guaranteed Notes due 2046
$256,286,000	3.125% Guaranteed Notes due 2049
$335,536,000	3.250% Guaranteed Notes due 2050
$123,172,000	3.000% Guaranteed Notes due 2051
Each of the following securities issued by Shell Finance US Inc., a wholly owned subsidiary of Shell plc, is unconditionally and fully guaranteed by Shell plc:
$920,732,000	3.875% Guaranteed Notes due 2028
$1,075,279,000	2.375% Guaranteed Notes due 2029
$350,000,000	Floating Rate Guaranteed Notes due 2030
$1,000,000,000	4.125% Guarantee Notes due 2030
$1,355,391,000	2.750% Guaranteed Notes due 2030
$1,192,346,000	4.125% Guaranteed Notes due 2035
$1,000,000,000	4.750% Guaranteed Notes due 2036
$2,063,148,000	6.375% Guaranteed Notes due 2038
$820,108,000	5.500% Guaranteed Notes due 2040
$691,199,000	5.125% Guaranteed Notes due 2041
$960,281,000	4.550% Guaranteed Notes due 2043
$2,446,755,000	4.375% Guaranteed Notes due 2045
$1,004,380,000	3.750% Guaranteed Notes due 2046

$1,764,084,000	4.000% Guaranteed Notes due 2046
$993,714,000	3.125% Guaranteed Notes due 2049
$1,664,464,000	3.250% Guaranteed Notes due 2050
$876,828,000	3.000% Guaranteed Notes due 2051